Exhibit 99.1

For Immediate Release

Contact: Susan Mesco

NPS Pharmaceuticals, Inc.
(908)450-5516
smesco@npsp.com

NPS Pharmaceuticals Reports Second Quarter Financial Results

Bedminster, New Jersey — August 7, 2008 — NPS Pharmaceuticals, Inc. (NASDAQ: NPSP) today reported its financial results for the second quarter of 2008.  Revenues were $27.0 million for the second quarter of 2008, as compared to $13.1 million for the second quarter of 2007.   Operating expenses decreased to $10.6 million for the second quarter of 2008 as compared to $22.3 million for the second quarter of 2007.  The company reported net income of $1.2 million for the second quarter of 2008, or $0.03 per diluted share, versus a net loss of $14.8 million, or $0.32 per diluted share, for the second quarter of 2007.

Business Update

•                  NPS recently completed a pre-new drug application (pre-NDA) meeting with representatives of the U.S. Food and Drug Administration (FDA) to discuss results of the recent Phase 3-extension study of GATTEX in short bowel syndrome patients, as well as the regulatory requirements for securing U.S. marketing approval of the drug.  The FDA confirmed that the company will need to conduct one additional Phase 3 study before filing an NDA for GATTEX in short bowel syndrome.  NPS is collaborating with its partner, Nycomed, and is in discussion with the FDA on the joint study plan for this trial.  This study is now expected to begin as soon as the trial design is finalized with the FDA.  NPS believes positive results from this study would enable it to file an NDA for GATTEX.

•                  NPS recently completed a pre-new drug submission (pre-NDS) meeting with representatives of Health Canada regarding the potential regulatory pathway for GATTEX in SBS in Canada.  Based on guidance received at the meeting, NPS is considering filing an application for priority review status in advance of an NDS.

•                  NPS has launched an investigator-initiated retrospective study of SBS patients who participated in the Phase 3 study and Phase 3-extension study of GATTEX.  This study of patient outcomes after stopping teduglutide (“POST” study) is expected to provide important additional information about this patient population after the discontinuation of GATTEX therapy.

•                  In May 2008, investigators presented three GATTEX-related abstracts at the 2008 Digestive Disease Week (DDW) conference, including two oral presentations of data from the Phase 3 study of GATTEX for patients with SBS who are dependent on parenteral nutrition.

•                  Investigators will present additional Phase 3 data on GATTEX in SBS in oral sessions at the following medical meetings:  the 30th European Society for Clinical Nutrition and Metabolism (ESPEN) Congress in Florence, Italy September 13-16, 2008; the American College of Gastroenterology (ACG) Annual Scientific Meeting and Postgraduate Course in Orlando, Florida October 15-18, 2008; and the 16th United European Gastroenterology Week (UEGW 2008) in Vienna, Austria October 18-22, 2008.

•                  NPS is finalizing its protocol for a pivotal registration study to demonstrate the safety and efficacy of NPSP558 for hypoparathyroidism.  The company continues to expect this study to begin in the second half of 2008.

2008 Financial Results

Revenues

Revenues increased to $27.0 million for the second quarter of 2008, as compared to $13.1 million for the second quarter of 2007.  The increase is primarily due to (i) license fee revenue recognized under the company’s agreement with Nycomed for GATTEX, (ii) royalty revenue on Amgen’s sales of Sensipar® (cinacalcet HCl), (iii) revenues associated with the company’s agreement with Nycomed for Preotact® (parathyroid hormone [rDNA origin] injection), and (iv) royalty revenue on Kirin’s sales of REGPARA® (cinacalcet HCl) in Japan.

Sensipar royalties are paid directly to a restricted cash account of a subsidiary of NPS and are used to secure non-recourse debt issued in December 2004 and August 2007.  After repayment of the debt, Sensipar royalties will return to NPS.

Preotact royalties are paid directly to DRI Capital (formerly Drug Royalty Corporation) in accordance with non-recourse debt issued in July 2007.  The Preotact royalties will return to NPS if royalty payments to DRI Capital exceed two and one-half times the amount of advanced principal, including any milestone payments.

Research and Development

Research and development expenses were $3.8 million for the second quarter of 2008 versus $12.5 million for the second quarter of 2007.  The reduction in research and development expenses during 2008 was attributable to the implementation of a new business strategy and the corresponding discontinuation of activities that were no longer strategically aligned.

General and Administrative

General and administrative expenses were $3.3 million for the second quarter of 2008 versus $5.4 million for the second quarter of 2007.  The decrease in general and administrative expenses in 2008 was primarily attributable to credits recorded against legal fees for amounts related to a class action lawsuit that are reimbursable from insurance carriers, as well as reduced personnel-related expenditures due to the implementation of the company’s new business strategy.

Restructuring Charges

NPS reported an $18,000 credit for restructuring charges for the second quarter of 2008 as compared to a $4.1 million expense for the second quarter of 2007.  Restructuring charges relate to the implementation of the company’s new business strategy and are primarily employee termination benefits.

Interest Expense, net

Interest expense, net, was $14.7 million for the second quarter of 2008 versus $5.0 million for the second quarter of 2007.  The increase in interest expense was primarily attributable to the following: (i) the issuance of non-recourse debt secured by the company’s Sensipar revenues (Secured 15.5% Class B Notes due 2017) in August 2007, (ii) the issuance of non-recourse debt secured by the company’s Preotact revenues in July 2007, and (iii) an increase in the effective interest rate of the company’s Secured 8.0% Notes due 2017 (Class A Notes) attributable to an increase in the company’s sales forecasts for Sensipar.  Partially offsetting these increases was a decrease in interest expense due to the retirement of substantially all of the company’s 3% convertible notes in the second half of 2007.

Other Expense, net

The company’s auction-rate securities or ARS investments have experienced failed auctions since the latter part of 2007 due to liquidity issues in the global credit and capital markets.  While all of the company’s ARS investments continue to pay interest, the severity and the duration of the decline in fair value have resulted in the company determining that the change in fair value of its ARS investments is “other than temporary” and, as such, NPS recorded an impairment charge of $456,000 in the second quarter of 2008.

Cash and Investments

At June 30, 2008, the company’s cash, cash equivalents, short- and long-term investments totaled $138.3 million, as compared to $161.7 million at December 31, 2007.  The company’s cash burn guidance for 2008 remains unchanged at $45 to $55 million and excludes potential changes in the estimated fair value of the company’s ARS investments.  At June 30, 2008, NPS held ARS investments with a cost basis of $29.7 million and an estimated fair value of $25.8 million.  NPS has classified its ARS investments as non-current assets within its balance sheet.

Conference Call Information

NPS will host a conference call beginning today at 4:30 pm Eastern Time.  To participate in the conference call, dial (800) 561-2813 and use pass code 63518178.  International callers may dial (617) 614-3529, using the same pass code. In addition, a live audio of the conference call will be available over the Internet.  Interested parties can access the event through the NPS website, http://www.npsp.com.

For those unable to participate in the live call, a replay will be available at (888) 286-8010, with pass code 88115831, until midnight Eastern Time, August 14, 2008.  International callers may access the replay by dialing (617) 801-6888, using the same pass code. The webcast will also be available through the NPS website for the same period.

About NPS Pharmaceuticals

NPS Pharmaceuticals is developing specialty therapeutics for gastrointestinal and endocrine disorders with high unmet medical needs.  The company is currently advancing two late-stage programs.  Teduglutide, a proprietary analog of GLP-2, is in Phase 3 clinical development for intestinal failure associated with short bowel syndrome as GATTEX™ and in preclinical development for gastrointestinal mucositis and necrotizing enterocolitis.  NPSP558 (parathyroid hormone 1-84 [rDNA origin] injection) is in Phase 2 clinical development as a hormone therapy for hypoparathyroidism.  NPS complements its proprietary programs with a royalty-based portfolio of products and product candidates that includes strategic partnerships with Amgen, GlaxoSmithKline, Kirin, and Nycomed.  Additional information is available at http://www.npsp.com.

“NPS” and “NPS Pharmaceuticals” are the company’s registered trademarks.  Preotact® is the company’s registered trademark in the U.S.  All other trademarks, trade names or service marks appearing in this press release are the property of their respective owners.

Statements made in this press release, which are not historical in nature, constitute forward-looking statements for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. These statements are based on the company’s current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Risks associated to NPS’s business include, but are not limited to, the risk of not successfully executing its preclinical and clinical studies and not gaining marketing approvals for GATTEX and NPSP558, the risks associated with the implementation of a new business strategy, the risks associated with the company’s auction-rate securities, as well as other factors expressed in NPS’s periodic filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K and Form 10-Qs. All information in this press release is as of the date of this release and NPS undertakes no duty to update this information.

(Financial statements to follow)

NPS PHARMACEUTICALS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007

Revenues	$26,959	$13,115	$52,139	$23,106

Costs and expenses:
Cost of goods sold	—	1,100	1,350	2,052
Cost of royalties	1,612	1,088	2,985	2,135
Cost of license fees	1,919	—	3,839	—
Research and development	3,829	12,476	10,266	22,721
General and administrative	3,283	5,353	12,577	11,923
Restructuring (credits) charges	(18)	4,124	(300)	11,238
Gain on sale of assets held-for-sale	—	(1,826)	—	(1,826)
Total operating expenses	10,625	22,315	30,717	48,243
Operating income (loss)	16,334	(9,200)	21,422	(25,137)

Other income (expense):
Interest expense, net	(14,696)	(4,952)	(29,795)	(10,126)
Other expense, net	(532)	(655)	(3,614)	(688)
	(15,228)	(5,607)	(33,409)	(10,814)
Income (loss) before income tax benefit	1,106	(14,807)	(11,987)	(35,951)

Income tax benefit	(97)	—	(97)	—
Net income (loss)	$1,203	$(14,807)	$(11,890)	$(35,951)
Net income (loss) per common and potential common share:
Basic	$0.03	$(0.32)	$(0.25)	$(0.77)
Diluted	$0.03	$(0.32)	$(0.25)	$(0.77)
Weighted average common and potential common share:
Basic	47,670	46,719	47,559	46,672
Diluted	47,744	46,719	47,559	46,672

NPS PHARMACEUTICALS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	June 30,	December 31,
	2008	2007
Assets:
Cash, cash equivalents and marketable investment securities	$112,510	$133,331
Current restricted cash and cash equivalents	8,169	24,560
Account receivable	17,788	19,518
Other current assets	6,435	7,676
Equipment, net	238	309
Marketable investment securities, less current portion	25,790	28,357
Debt issuance costs	6,050	7,014
Other assets	10,768	11,088
Total assets	$187,748	$231,853

Liabilities and Stockholders’ Deficit:
Current liabilities	$49,570	$82,164
Convertible notes	50,000	50,000
Secured notes payable*	277,238	286,357
Other liabilities	8,102	4,988
Total liabilities	384,910	423,509

Common stock and additional paid-in capital	688,142	684,002
Accumulated other comprehensive loss	(260)	(2,504)
Accumulated deficit	(885,044)	(873,154)
Total stockholders’ deficit	(197,162)	(191,656)
Total liabilities and stockholders’ deficit	$187,748	$231,853

* Non-recourse debt secured by Sensipar® and Preotact® royalty revenue

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